Exhibit 10.15

EXECUTIVE AGREEMENT

This Executive Agreement (this “Agreement”) is made and entered into as of __________, 20__ (the “Effective Date”), by and between Financial Institutions, Inc., a bank holding company chartered under the laws of the State of New York, having its principal office at 220 Liberty Street, Warsaw, New York 14569 (“Financial Institutions”), and ____________________, an individual residing at the address set forth on Schedule A (the “Executive”).

RECITALS

WHEREAS, the Executive is employed by Financial Institutions; and

WHEREAS, Financial Institutions and the Executive desire to set forth certain terms upon which the Executive is employed by Financial Institutions;

NOW, THEREFORE, in consideration of the mutual promises and of the covenants contained in this Agreement, Financial Institutions and the Executive hereby agree as follows:

Article 1
DEFINITIONS

Section 1.1Definitions.  As used in this Agreement, the following terms will have the respective meanings set forth below, and other capitalized terms used in this Agreement will have the respective meanings given such capitalized terms in this Agreement.

(a)“Base Salary Amount” means the annual base salary payable by Financial Institutions to the Executive for the most recent calendar year ending before the date on which the Change in Control occurred.

(b)“Benefits Continuation Period” means the period of time, with a length equal to the Benefits Continuation Period set forth on Schedule A, following the Special Termination Date.

(c)“Cause” means the commission by the Executive of, or the determination by the Board of Directors, based on reasonable evidence of misconduct as presented by a law enforcement agency, or as a result of an internal or external audit or investigation, that the Executive has committed:  (1) a criminal offense involving the violation of state or federal law; (2) a breach of fiduciary duty; (3) an act of dishonesty, fraud or material misrepresentation; or (4) any act of moral turpitude which the Board of Directors determines has or may be reasonably expected to have a detrimental impact on Financial Institutions’ business or operations, or which may prevent, because of its demonstrated or demonstrable effect on employees, regulatory agencies or customers, the Executive from effectively performing his duties.

(d)A “Change in Control” will be deemed to have occurred upon the happening of any of the following events:

(1)there shall be consummated (i) any consolidation or merger of Financial Institutions in which Financial Institutions is not the continuing or surviving corporation or pursuant to which any shares of Financial Institutions’ common stock are to be converted into cash, securities or other property, provided that the consolidation or merger is not with a corporation which was a wholly owned subsidiary of Financial Institutions immediately before the consolidation or merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Financial Institutions;

(2)the stockholders of Financial Institutions approve any plan or proposal for the liquidation or dissolution of Financial Institutions;

(3)any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of Financial Institutions’ then-outstanding common stock, provided that such person shall not be a wholly-owned subsidiary of Financial Institutions immediately before it becomes such 25% beneficial owner; provided, however, such event will not constitute a Change in Control if that person does not exercise the voting power of the common stock or otherwise exercise control with respect to any matter concerning or affecting Financial Institutions and promptly sells, transfers, assigns or otherwise disposes of that number of shares of common stock necessary to reduce its beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the common stock to below 25%; or

(4)individuals who constitute the Board of Financial Institutions on the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Financial Institutions’ stockholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Financial Institutions in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (4), considered as though such person were a member of the Incumbent Board.

(e)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)“Code” means the Internal Revenue Code of 1986, as amended.

(g)“Continuation Multiple” means the Continuation Multiple set forth on Schedule A.

(h)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)“Good Reason” means the occurrence of one or more of the following:

(1)there has been a material diminution, compared to those existing as of the date the Change in Control occurs, in the Executive’s responsibilities, duties, title, reporting responsibilities within the business organization, status, role, authority or aggregate compensation; provided, however, that (i) the Executive must provide Financial Institutions with written notice of the Executive’s intent to terminate employment and a description of the event the Executive believes constitutes Good Reason within sixty (60) days after the initial existence of the event; and (ii) Financial Institutions shall have fifteen (15) days after the Executive provides the notice described above to cure the default that constitutes Good Reason (the “Cure Period”); the Executive will have thirty (30) days following the end of the Cure Period (if Financial Institutions

has not cured the event that otherwise constituted Good Reason) to terminate his employment, after which Good Reason will no longer exist;

(2)removal of the Executive from his current position, other than (i) elevation to a higher ranking executive officer position with Financial Institutions, or (ii) with the written consent of the Executive; or

(3)relocation of the Executive’s principal place of employment by more than seventy five (75) miles from its location immediately prior to the Change in Control other than with the written consent of the Executive.

(j)“Restriction Period” means the Restriction Period set forth on Schedule A.

(k)“Section 409A” means Section 409A of the Code and the regulations promulgated and other official guidance issued thereunder, collectively.

Article 2
TERM

Section 2.1Term of Agreement.  The initial term of this Agreement shall be a period of three years from the Effective Date (the “Initial Period”).  Effective upon the expiration of the Initial Period and of each Additional Period (as defined below), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Period”), in each such case, commencing upon the expiration of the Initial Period or the then current Additional Period, as the case may be, unless, at least ninety (90) days prior to the expiration of the Initial Period or such Additional Period, Financial Institutions shall give written notice to the Executive of its intention not to extend the term of this Agreement.

Article 3
CONFIDENTIALITY

Section 3.1Confidential Information.  The Executive has become acquainted with and will have access to confidential or proprietary information and trade secrets related to the business of the Financial Institutions, its subsidiaries and any affiliates or joint ventures (collectively with Financial Institutions, the “Companies”), including but not limited to:  (a) trade secrets, business plans, business processes, practices, methods, software programs, operating plans, marketing plans, financial reports, credit information, lending practices, operating data, budgets, pricing strategies and information, terms of agreements with customers and others, customer lists, reports, correspondence, security procedures, tapes, disks, tangible property and specifications owned by or used in the Companies’ businesses; (b) operating strengths and weaknesses of the Companies’ officers, directors, employees, agents, suppliers and customers; (c) information pertaining to future developments such as, but not limited to, software development or enhancement, future marketing plans or ideas, and plans or ideas for new services or products; (d) all information which is learned or developed by the Executive in the course and performance of his duties under this Agreement, including without limitation, reports, information and data relating to the Companies’ acquisition strategies; and (e) other tangible and intangible property which is used in the business and operations of the Companies but not made publicly available ((a) through (e) are, collectively, “Confidential Information”); provided, however,

Confidential Information does not include information that was or becomes generally available to the public, other than as a result of a disclosure by the Executive in violation of this Agreement, directly or indirectly, or as a result of the violation by a third party of the Companies’ confidentiality rights.  The Executive understands that the above list is not exhaustive and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.  The Executive understands and acknowledges that Confidential Information and the Companies’ ability to reserve it for its exclusive knowledge and benefit is of great competitive importance and commercial value to the Companies and that improper use or disclosure of Confidential Information by the Executive might cause the Companies to incur financial costs, loss of business advantages, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

Section 3.2Treatment of Confidential Information.

(a)Except as otherwise provided by this Agreement, both during and after the conclusion of the Executive’s employment with Financial Institutions, the Executive will not, directly or indirectly, disclose, use or make known for the Executive’s or another’s benefit any Confidential Information of the Companies or use such Confidential Information in any way except in the best interests of the Companies in the performance of the Executive’s duties for Financial Institutions.  The Executive will take all necessary steps to safeguard the Companies’ Confidential Information.  In addition, to the extent that Financial Institutions has entered into a confidentiality agreement with any other person or entity, the Executive agrees to comply with the terms of such confidentiality agreement and to be subject to the restrictions and limitations imposed by such agreement as if the Executive was a party thereto.

(b)Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order.  The Executive shall promptly provide written notice of any such order to an authorized officer of Financial Institutions.

(c)Notwithstanding anything herein to the contrary, nothing in this Agreement shall (1) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (2) require notification or prior approval by Financial Institutions of any reporting described in clause (1).

(d)Pursuant to The Defend Trade Secrets Act (18 USC § 1833(b)), the Executive may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret:  (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, the Executive, if suing the Company for retaliation based on the reporting of a suspected violation of law, may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the Executive does not disclose the trade secret except pursuant to court order.

Article 4
NON-COMPETITION AND NON-SOLICITATION

Section 4.1Applicable Period.  Except as otherwise provided by Schedule A, if applicable, the non-competition provisions of Section 4.2 and the non-solicitation provisions of Section 4.3 shall apply to the Executive as follows:

(a)Termination without Compensation.  In the event that: (1) Financial Institutions terminates the employment of the Executive for any reason; or (2) the Executive terminates employment with Financial Institutions for any reason, and, in each case, such termination does not entitle the Executive to compensation or benefits under this Agreement or any other arrangement with Financial Institutions (excluding for this purpose, any payments or distributions from or related to any tax-qualified retirement plan maintained for the benefit of the Executive), then the provisions of Section 4.2 and Section 4.3 shall apply to the Executive during the term of this Agreement and during the six-month period following the Executive’s termination of employment.

(b)Termination with Compensation.  In the event that: (1) Financial Institutions terminates the employment of the Executive for any reason; or (2) the Executive terminates employment with Financial Institutions for any reason, and, in each case, such termination does not entitle the Executive to compensation or benefits under this Agreement and the Executive is entitled to compensation or benefits under another arrangement with Financial Institutions (excluding for this purpose, any payments or distributions from or related to any tax-qualified retirement plan maintained for the benefit of the Executive), then the provisions of Section 4.2 and Section 4.3 shall apply to the Executive during the term of this Agreement and following the Executive’s termination of employment for the period of time equal to the greater of:  (i) the period of time during which the Executive is receiving any compensation or benefits from Financial Institutions (excluding for this purpose, any payments or distributions from or related to any tax-qualified retirement plan maintained for the benefit of the Executive); or (ii) the six-month period following the Executive’s termination of employment.

(c)Termination Following a Change in Control.  In the event that Financial Institutions terminates the employment of the Executive or the Executive terminates employment with Financial Institutions, and, in each case, such termination entitles the Executive to compensation or benefits under this Agreement, then the provisions of Section 4.2 and Section 4.3 shall apply to the Executive during the term of this Agreement and for the Restriction Period following the Executive’s termination of employment.

Section 4.2Non-competition.  During the applicable period specified in Section 4.1, the Executive shall not engage, anywhere within the following counties of New York State: (i) Erie, Chautauqua, Niagara, Cattaraugus, Allegany, Wyoming, Genesee, Orleans, Monroe, Livingston, Wayne, and Ontario, and (ii)  any county from which, during the fiscal year ending immediately prior to the date of a Change in Control, Financial Institutions, Five Star Bank, and their majority-owned subsidiaries (the “Majority Companies”) derived more than 10% of their aggregate revenue on a consolidated basis (the “Additional Counties”) and (iii) any county contiguous to an Additional County (the counties described in (i), (ii), and (iii) collectively, the “Restriction Area”), whether directly or indirectly, or through any employee, agent, attorney or any other person or party acting on behalf of the Executive, as principal, owner, officer, director, agent, employee, consultant or partner, in the management of a bank holding company, commercial bank, savings bank, credit union or any other financial services provider that competes with the Majority Companies or their products or programs (“Restricted Activities”), provided that the foregoing shall not restrict the Executive from engaging in any Restricted Activities which Financial Institutions directs the Executive to undertake or which Financial Institutions otherwise expressly authorizes.  The foregoing shall not restrict the Executive from owning less than 5% of the outstanding capital stock of any company which engages in Restricted Activities, provided that the Executive is not otherwise involved with such company as an officer, director, agent, employee or consultant.  The Executive agrees that this Section 4.2, the scope of the territory covered, the actions restricted thereby, and the duration of such covenant are reasonable and necessary to protect the legitimate business interests of the Majority Companies.

Section 4.3Non-solicitation.  During the applicable period specified in Section 4.1, the Executive shall not, directly or indirectly, without the written consent of Financial Institutions: (a) recruit or solicit for employment any employee, representative or agent of the Majority Companies or encourage any such employee, representative or agent to leave his employment or discontinue his relationship with the Majority Companies, or (b) solicit, induce or influence any customer, supplier, lessor or any other person or entity which has a business relationship with the Majority Companies to discontinue or reduce the extent of such relationship with the Majority Companies.

Section 4.4Return of Amounts.  In consideration for the promises made by the Executive in Section 3.1, Section 3.2, Section 4.2 and Section 4.3, Financial Institutions agrees to provide the Executive with the payments and benefits described in Article 5.  In the event that the Executive breaches the provisions of Section 3.1, Section 3.2, Section 4.2 or Section 4.3, the payments and benefits provided for by Article 5, as well as any other compensation or benefits under another arrangement with Financial Institutions (excluding for this purpose, any payments or distributions from or related to any tax-qualified retirement plan maintained for the benefit of the Executive) shall cease immediately and Financial Institutions shall have no further liability for such payments after the date of the Executive’s breach.  Financial Institutions will immediately have the right to seek redress for such breach as set forth in Section 4.5, recover any payments made to the Executive pursuant to Article 5 as of the date of the breach, and recover any other damages that have been caused by the breach of this Agreement.  Further, failure to comply with the provisions of Section 3.1, Section 3.2, Section 4.2 or Section 4.3, or commission of an act which is an instance of Cause prior to or after, any exercise, payment or delivery pursuant to an exercise of any stock option or vesting of any incentive equity award (an “Award”) shall cause such exercise, payment or delivery to be rescinded.  Financial Institutions will notify the Executive in writing of any such rescission within two years after such exercise, payment or delivery.  Within ten (10) days after receiving such notice from Financial Institutions, the Executive shall pay to Financial Institutions the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery pursuant to an Award.  The Executive hereby agrees that the cancellation and rescission provisions of this Agreement are reasonable and agrees not to challenge the reasonableness of such provisions, even where forfeiture of Awards granted is the penalty for violation.  Further, the Executive hereby agrees that the provisions of this Section 4.4 amend and shall be controlling with respect to all Awards existing as of the date of this Agreement and any Awards granted subsequent to the date of this Agreement.

Section 4.5Remedies.  The Executive specifically agrees that any breach or threatened breach of Section 3.1, Section 3.2, Section 4.2 or Section 4.3 would cause irreparable injury to the Companies (with respect to Section 3.1 or Section 3.2) or the Majority Companies (with respect to Section 4.2 or Section 4.3), that money damages may not provide an adequate remedy to the Companies (with respect to Section 3.1 or Section 3.2) or the Majority Companies (with respect to Section 4.2 or Section 4.3), and that Financial Institutions will accordingly have the right and remedy (a) to obtain an injunction prohibiting the Executive from violating or threatening to violate such provisions, (b) to have such provisions specifically enforced by any court of competent jurisdiction, and (c) to require the Executive to account for and pay over to Financial Institutions all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any transactions constituting a breach of such provisions.  Nothing herein shall be construed as prohibiting Financial Institutions from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages.  The Executive and Financial Institutions believe that the restrictions and covenants in this Agreement are reasonable and enforceable under the circumstances.  However, if any one or more of the provisions in this Agreement shall, for any, reason be held to be excessively broad as to time, duration, geographic scope, activity, or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with law and with the Executive’s and Financial Institutions’ intentions as stated herein.  The obligations of the Executive and Financial Institutions under this Agreement will survive the termination of the Executive’s employment and the expiration or termination of this Agreement.  Financial Institutions and the Executive hereby (1) consent to the jurisdiction of the United States District Court for the Western District of New York, or, if such court does not have subject matter jurisdiction over such matter, the applicable Supreme Court of Erie, Monroe or Wyoming Counties, State of New York, and (2) irrevocably agree that all actions or proceedings arising out of or relating to this Agreement shall be litigated in such court. Financial Institutions and the Executive accept for itself or himself and in connection with its or his properties, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waive any defense of forum nonconveniens or any similar defense.

Article 5
BENEFITS FOLLOWING A CHANGE IN CONTROL

Section 5.1Termination Following a Change in Control.  If within the period beginning on the date which is six (6) months before the occurrence of a Change in Control and ending on the date that is twenty four (24) months following the occurrence of a Change in Control, either (a) Financial Institutions terminates the employment of the Executive other than for Cause, or (b) the Executive terminates his employment because of Good Reason (the date of any such termination referred to herein as a “Special Termination Date”), the Executive will be entitled to receive such compensation and benefits as are provided in this Article 5.

Section 5.2Cash Payment.  Following the Special Termination Date, Financial Institutions will pay the Executive an amount equal to the product of (a) the Continuation Multiple and (b) the sum of (1) the Base Salary Amount, plus (2) the average of the annual incentive compensation actually earned by and paid to the Executive for the three (3) most recent calendar years ending before the date on which the Change in Control occurred.  For the avoidance of doubt, in either case, if the Executive was not eligible to participate in an annual incentive compensation program for any year in the prior three- (3) year period, the average will be calculated based on the years in which the Executive was eligible to participate in an annual incentive compensation program.  Such amount shall be payable to the Executive in a lump sum, less applicable deductions and withholdings, within ten (10) days following the Special Termination Date.

Section 5.3Benefits.  Subject to Section 6.8(d), for the Benefits Continuation Period following the Special Termination Date, Financial Institutions will continue to provide health and dental benefits to the Executive and his covered dependents.  Health and dental coverage provided under this Section 5.3 will run contemporaneously with any continuation of health care coverage that may be required to be provided under COBRA. Financial Institutions will pay the premiums for such coverage provided the Executive delivers a signed COBRA enrollment authorization within the period of time required by COBRA.  If the payment of any such premiums by Financial Institutions would violate applicable nondiscrimination rules under Section 105(h) or other applicable section of the Code, premiums paid by Financial Institutions will be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to prevent such violation.

Section 5.4Acceleration of Equity Awards.  On the Special Termination Date, all restricted stock awards, restricted stock units, stock options and other rights that the Executive may hold to purchase or otherwise acquire common stock of Financial Institutions will immediately become fully vested, and in the case of restricted stock awards and restricted stock units subject to performance vesting, such restricted stock awards and restricted stock units shall vest at the greater of target performance or actual performance through the Special Termination Date.  Restricted stock units shall be paid as soon practicable following the Special Termination Date that payment may be made without violating Section 409A.  Stock options shall be exercisable in full for the total number of shares that are or might become purchasable thereunder, in each case without further condition or limitation except, in the case of stock options, the giving of notice of exercise and the payment of the purchase price thereunder (but without amendment of the plan under which they were issued).

Section 5.5Death of Executive.  If the Executive becomes eligible for the cash payment described in Section 5.2 but dies before receiving such payment, Financial Institutions will pay to the Executive’s spouse, if he or she survives the Executive or, if no spouse survives the Executive, then to the Executive’s estate, the cash payment described in Section 5.2 as if the Executive had not died.  If the Executive was receiving health and dental benefits pursuant to Section 5.3 at the time of death, Financial Institutions will continue to provide such health and dental benefits to the dependents of the Executive for the duration of the period specified in Section 5.3, as if the Executive had not died.  If the payment of the premiums for such health and dental benefits by Financial Institutions would violate applicable nondiscrimination rules under Section 105(h) or other applicable section of the Code, premiums paid by Financial Institutions will be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to prevent such violation.

Section 5.6Indemnification of Executive.  In the event a Change in Control occurs, Financial Institutions will indemnify the Executive for reasonable legal fees and expenses subsequently incurred by the Executive through legal counsel approved in advance by Financial Institutions (which approval will not be unreasonably withheld) in seeking to obtain or enforce any right or benefit provided under this Agreement, including but not limited to the rights and benefits provided under this Article 5; provided, however, that such right to indemnification will not apply unless the Executive or the Executive’s beneficiaries are successful in establishing, privately or otherwise, that the Executive’s or their position is substantially correct, or that Financial Institutions’ position is substantially wrong or unreasonable.  Subject to the foregoing restrictions, Financial Institutions will pay reasonable costs and expenses, including counsel fees, which the Executive or the Executive’s beneficiaries may incur in connection therewith directly to the provider of the services or as may otherwise be directed by the Executive or the Executive’s beneficiaries.  Payments payable hereunder by Financial Institutions will be made not later than thirty (30) days after a request for payment has been received from the Executive or the Executive’s beneficiaries, with such evidence of indemnifiable fees and expenses as Financial Institutions may reasonably request.

Section 5.7Excise Tax Cap.  In the event that the Executive becomes entitled to any payment or benefit under this Agreement (such benefits together with any other payments or benefits payable to the Executive under any other agreement with the Executive, or plan or policy of Financial Institutions, are referred to in the aggregate as the “Total Payments”), if all or any part of the Total Payments will be subject to the tax imposed by Section 4999 of the Code, or any similar tax that may hereafter be imposed (the “Excise Tax”), then:

(a)Within thirty (30) days following the Executive’s termination of employment, Financial Institutions will notify the Executive in writing:  (1) whether the payments and benefits under this Agreement, when added to any other payments and benefits making up the Total Payments, exceed an amount equal to 299% of the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code (the “299% Amount”); and (2) the amount that is equal to the 299% Amount.

(b)The payments and benefits under this Agreement shall be reduced such that the Total Payments do not exceed the 299% Amount, so that no portion of the payments and benefits under this Agreement will be subject to the Excise Tax.  Any payment or benefit so reduced will be permanently forfeited and will not be paid to the Executive.

(c)The calculation of the 299% Amount and the determination of how much the Executive’s payments and benefits must be reduced in order to avoid application of the Excise Tax will be made by Financial Institutions’ public accounting firm prior to the Executive’s termination of employment, which firm must be reasonably acceptable to the Executive (the “Accounting Firm”).  Financial Institutions will cause the Accounting Firm to provide detailed supporting calculations of its determinations to Financial Institutions and the Executive.  Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling the Executive to a payment under this Agreement.  All fees and expenses of the Accounting Firm will be borne solely by Financial Institutions.

(d)For purposes of making the reduction of amounts payable under this Agreement, such amounts will be eliminated in compliance with the requirements of Section 409A and in the following order:  (1) any cash compensation, (2) any health or welfare benefits, and (3) any equity compensation.  Reductions of such amounts will take place in the chronological order with respect to which such amounts would be paid from the date of the Executive’s termination of employment absent any acceleration of payment.

Article 6
MISCELLANEOUS

Section 6.1Notice.  All written communications to the parties required by this Agreement must be in writing and (a) delivered by registered or certified mail, return receipt requested, (such notice to be effective four (4) days after the date it is mailed) or (b) sent by facsimile transmission, with confirmation sent by way of one of the above methods, to the party at the address first given above or on Schedule A (or to any other address as the party designates in a writing complying with this Section 6.1, delivered to the other party).

Section 6.2At-Will Employment.  This Agreement does not give the Executive any right to continued employment with Financial Institutions for any period of time.  The Executive’s employment with Financial Institutions remains at-will and may be terminated at any time by the Executive or Financial Institutions.

Section 6.3Withholding.  Financial Institutions will deduct or withhold from all payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable Social Security contribution, income tax withholding or other similar law now in effect or that may become effective during the term of this Agreement.

Section 6.4Other Agreements.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

Section 6.5Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and 12 C.F.R. Part 359.

Section 6.6Dodd-Frank Clawback.  Notwithstanding any other provision of this Agreement to the contrary, in order to comply with Section 10D of the Exchange Act, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if Financial Institutions is required to prepare an accounting restatement due to the material noncompliance of Financial Institutions with any financial reporting requirements under the securities laws, then the Executive shall return to Financial Institutions, or forfeit if not yet paid, the amount of any “incentive-based compensation” (as defined under the Clawback Requirements) received during the three-year period preceding the date on which Financial Institutions is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the Executive under the accounting restatement as determined by Financial Institutions in accordance with the Clawback Requirements and any policy adopted by Financial Institutions pursuant to the Clawback Requirements.

Section 6.7Other Terms.

(a)Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be enforceable under applicable law.  However, if any provision of this Agreement is deemed unenforceable under applicable law by a court having jurisdiction, the provision will be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder of it or any of the remaining provisions of this Agreement.

(b)No course of action or failure to act by Financial Institutions or the Executive will constitute a waiver by the party of any right or remedy under this Agreement, and no waiver by either party of any right or remedy under this Agreement will be effective unless made in writing.

(c)This Agreement may not be amended, modified or terminated orally or by any course of conduct pursued by Financial Institutions or the Executive, but may be amended, modified or terminated only by a written agreement duly executed by Financial Institutions and the Executive.

(d)This Agreement is binding upon and inures to the benefit of Financial Institutions and the Executive and each of their respective heirs, representatives, successors and assignees, except that the Executive may not assign any of the Executive’s rights or obligations pursuant to this Agreement.

(e)This Agreement will be governed by, and interpreted and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

Section 6.8Section 409A.

(a)The compensation and benefits under this Agreement are intended to comply with or be exempt from the requirements of Section 409A, and this Agreement will be interpreted in a manner consistent with that intent.  The preceding provision, however, shall not be construed as a guarantee by Financial Institutions of any particular tax effect to the Executive under this Agreement.  Financial Institutions shall not be liable to the Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

(b)References to “termination of employment” and similar terms used in this Agreement mean, to the extent necessary to comply with Section 409A, the date that the Executive first incurs a “separation from service” within the meaning of Section 409A.

(c)To the extent any reimbursement provided under this Agreement is includable in the Executive’s income, such reimbursements shall be paid to the Executive not later than December 31st of the year following the year in which the Executive incurs the expense and the amount of reimbursable expenses provided in one year shall not increase or decrease the amount of reimbursable expenses to be provided in a subsequent year.

(d)Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive’s separation from service with Financial Institutions, the Executive is a “specified employee” as defined in Section 409A, and any payment payable under this Agreement as a result of such separation from service is required to be delayed by six months pursuant to Section 409A, then Financial Institutions will make such payment on the date that is six months and one day following the Executive’s separation from service with Financial Institutions. The amount of such payment will equal the sum of the payments that would have been paid to the Executive during the six-month period immediately following the Executive’s separation from service had the payment commenced as of such date.  Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

FINANCIAL INSTITUTIONS, INC.

By:
Name:
Title:
Date:

EXECUTIVE

[NAME]
[TITLE]
Date:

EXECUTIVE AGREEMENT

SCHEDULE A

Executive Name:

Executive Address:

Continuation Multiple:	[2.00] [1.25]

Benefits Continuation Period:	[24] [18] months

Restriction Period:	[18] [9] months

Limitations on Application of Section 3.2 and Section 4.2:

[None]

[The restrictive covenants set forth in Section 3.2 and Section 4.2 of this Agreement are not intended to restrict the Executive’s ability to practice law or to expand the Executive’s duty to maintain client confidentiality in violation of any applicable rules of professional conduct or ethics of any jurisdictions in which the Executive is licensed to practice law.  This Agreement is to be interpreted consistently with such rules.  To the extent that any portion of this Agreement is in conflict with such rules, such portion shall be deemed null and void.]1

[1]	To be included if the Executive is employed by Financial Institutions as an attorney.